Exhibit 1A.11A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Amendment Number 6 to the Registration Statement of NeurMedix, Inc. on Form 1-A of our report dated June 8, 2018, on our audits of the financial statements as of December 31, 2017 and 2016 and for each of the years then ended, which report is included in this Registration Statement to be filed on or about July 3, 2018. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption "Experts" in the Registration Statements on Form 1-A.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

July 3, 2018